AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1999
                                                  REGISTRATION NUMBER 33-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                                -----------------


                              SMARTIRE SYSTEMS INC.
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             (Exact Name of Registrant as specified in its charter)


BRITISH COLUMBIA, CANADA                           NOT APPLICABLE
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State or other jurisdiction of                     (I.R.S. Employee I.D. Number)
incorporation or organization



   SUITE 150, 13151 VANIER PLACE, RICHMOND, BRITISH COLUMBIA, CANADA, V6V 2J1
--------------------------------------------------------------------------------
            Address of Principal Executive Office, including Zip Code


                              MANAGEMENT AGREEMENT
--------------------------------------------------------------------------------
                         Full title of the agreement(s)


                                Kevin A. Carlson
                             SmarTire Systems Inc.
                         Suite 150, 13151 Vanier Place
                   Richmond, British Columbia, Canada V6V 2J1
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (604) 276-9884
--------------------------------------------------------------------------------
         (Telephone Number, including area code, of agent for service)


                                   COPIES TO:

                               Mr. Bernard Pinsky
                      Clark Wilson, Barristers & Solicitors
                       Suite 800, 885 West Georgia Street
                        Vancouver, B.C., Canada, V6C 3H1
                            Telephone: (604) 687-5700
--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE


                                         PROPOSED      PROPOSED MAXIMUM
      TITLE OF                            MAXIMUM         AGGREGATE         AMOUNT OF
   SECURITIES TO      AMOUNT TO BE    OFFERING PRICE       OFFERING       REGISTRATION
   BE REGISTERED      REGISTERED(1)      PER SHARE          PRICE              FEE
 ------------------- ---------------- ---------------- ----------------- ----------------
 Common Stock             10,000         $1.64(2)        $ 16,400.00          $4.33



(1) Shares issued pursuant to a certain management agreement.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h), based on the average of the high and low prices reported on The Nasdaq Small Cap Market on December 14, 1999, a day within 5 business days of the filing of this Registration Statement.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                             PROSPECTUS FOR RESALES

The material which follows, up to but including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under a Management Agreement by an affiliate of SmarTire Systems Inc. (the "Company"), as defined in Rule 405 under the Securities Act of 1933, as amended.


PROSPECTUS

                              SMARTIRE SYSTEMS INC.

                         10,000 SHARES OF COMMON STOCK

This Prospectus relates to shares of Common Stock of the Company which may be offered from time to time by the people named under "Selling Security Holders" on The Nasdaq SmallCap Market, where the Company's Common Stock currently is traded, or on securities exchanges, through automated quotation systems or in other markets where the Common Stock may be traded, or in negotiated transactions, at prices and on terms then available. The respective Selling Security Holders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale." The Company will receive no part of the proceeds of any such sales. The principal executive office of the Company is located at 150-13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to give any information or to make any representations not contained in this Prospectus. Any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any of the securities covered by this Prospectus by the Company or the Selling Security Holders in any state to any person to whom it is unlawful for the Company or the Selling Security Holders to make such offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or since the dates as of which information has been incorporated herein.

The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.



The date of this Prospectus is December 17, 1999

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with that Act files reports and other information with the Securities and Exchange Commission. All reports, proxy statements and other information filed with the Securities and Exchange Commission by the Company can be requested from the Company's Corporate Secretary or can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is (http://www.sec.gov).


                           INCORPORATION BY REFERENCE

The Company incorporates by reference into this Prospectus (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999 (b) all documents filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since July 31, 1999, and (c) the description of the Company's Common Stock included in its registration statement under Section 12 of the Securities Exchange Act of 1934 relating to the Common Stock, including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by the Company pursuant to Sections 13(a), 14(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part of it from the date of filing such documents. Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this prospectus is delivered upon a written or oral request to SmarTire Systems Inc., Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada, V6V 2J1, Attention: Corporate Secretary, telephone number (604) 276-9884.


                            SELLING SECURITY HOLDERS

The Prospectus relates to possible sales by an officer and director of the Company of shares of Common Stock granted under a Management Agreement. The name of the Selling Securities Holder and the amounts of securiy available for resale are as follows:

        Kevin Carlson                 10,000   Shares of Common Stock

                                 METHOD OF SALE

The Company anticipates that any sales of the shares offered by this Prospectus by the Selling Security Holder will be made to the public on The Nasdaq Small Cap Market where the Company's Common Stock currently is traded or on securities exchanges, through automated quotation systems or in other markets where the Company's Common Stock may be traded, or in negotiated transactions. The Company anticipates that sales will be at prices current when the sales take place. Sales may involve payment of brokers' commissions by Selling Security Holders. Sales may also be made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act") without delivery of this Prospectus. There is no present plan of distribution.


        SECURITIES AND EXCHANGE'S POSITION REGARDING INDEMNIFICATION

The Company's Articles provide for indemnification of officers and directors.

Insofar as indemnification for liabilities arising under the Act might be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Company previously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated into this Registration Statement by reference:

        (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 1999;

        (b) the Company's Current Report on Form 8-K filed with the Commission on October 8, 1999;

        (c) the Company's Current Report on Form 8-K filed with the Commission on November 29, 1999; and

        (d) the description of the Company's common stock contained in the Company's registration statement filed with the Commission under
                Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.


ITEM 4. DESCRIPTION OF SECURITIES

No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under Section 12 of the Exchange Act.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

No such interests.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles provide, among other things, that, subject to the Company Act (British Columbia), the Company will indemnify each and every director, secretary or assistant secretary and each and every former director, secretary or assistant secretary of the Company against all reasonable losses, costs, charges and expenses properly incurred, including any amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding by reason of his having been a director or secretary or assistant secretary of the Company, if: (a) he acted honestly and in good faith, with a view to the best interests of the Company; and (b) he had reasonable grounds for believing his conduct was lawful.

The Company's Articles further provide that the Company may, if permitted by law, indemnify any person who serves or has served as a director, officer, employee or agent of the Company, or of any corporation of which the Company is a shareholder. Further, the Company is authorized by its Articles to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the Company or of any corporation of which the Company is a shareholder, against any liability which may be incurred by him in that capacity.

Under Section 128 of the Company Act (British Columbia), any indemnity provided by the Company to the following persons is subject to court approval:

        (a)     a director or former director of the Company;
        (b) a director or former director of any corporation of which the Company is or was a shareholder;
        (c) the heirs and personal representatives of any person mentioned in paragraph (a) or (b);
        (d) an officer or former officer of the Company or of a corporation of which the Company is or was a shareholder.

The Company may indemnify such person against all reasonable costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been a director or officer, including an action brought by the Company or corporation. Indemnification is only possible under
Section 128 of the Company Act (British Columbia) if: (a) the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director or officer; and (b) in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that the person's conduct was lawful.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.


ITEM 8. EXHIBITS

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

        4.1 Management Agreement dated August 1, 1999 between the Company and Kevin Carlson; and
        5.1 Opinion of Clark, Wilson, Barristers & Solicitors (including consent).

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

        (a) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof;

        (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the offering; and

        (e) To file a post-effective amendment to the registration statement to include any financial statements required by Regulation 210 at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, on December 17, 1999.

SmarTire Systems Inc.

Per:     /s/ Robert Rudman

Robert Rudman, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                  TITLE                       DATE
        ---------                  -----                       ----
/s/ Robert Rudman                  CEO, Chairman               December 16, 1999
--------------------------------   and Director (Principal
Robert Rudman                      Executive Officer)

/s/ Mark Desmarais                 President,                  December 16, 1999
--------------------------------   Chief Operating Officer
Mark Desmarais                     and Director

/s/ Kevin Carlson                  Chief Financial Officer     December 16, 1999
--------------------------------   and Director (Principal
Kevin Carlson                      Financial Officer and
                                   Principal Accounting Officer)

/s/ John Bolegoh                   Vice President              December 16, 1999
--------------------------------   Operations and
John Bolegoh                       Director

/s/ Dana Stonerook                 Director                    December 16, 1999
--------------------------------
Dana Stonerook


/s/ Lawrence Becerra               Director                    December 16, 1999
--------------------------------
Lawrence Becerra


/s/ Bernard Pinsky                 Director                    December 16, 1999
--------------------------------
Bernard Pinsky

                                  EXHIBIT INDEX


EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
   4.1                Management  Agreement  dated August 1, 1999 between
                      the Company and Kevin Carlson; and

   5.1                Opinion of Clark, Wilson, Barristers & Solicitors
                      (including consent).